Exhibit 99.1
Accenture Reports Double-Digit Increases in First-Quarter Revenues and EPS
— Revenues increase 12% to $4.17 billion; EPS and operating income up 20% on options-adjusted basis —
NEW YORK; Jan. 5, 2006 — Accenture (NYSE: ACN) today reported that net revenues for the first quarter of fiscal 2006, ended Nov. 30, 2005, were $4.17 billion, a 12 percent increase over the same period last year. Diluted earnings per share were $0.36, an increase of 20 percent on an options-adjusted basis. In addition to achieving double-digit increases in both its top and bottom lines, the company maintained its strong balance sheet and cash flow. Due to discounted share repurchases and redemptions in the first quarter, Accenture revised upward its expectations for EPS for the full fiscal year to the range of $1.52 to $1.57.
William D. Green, Accenture’s CEO, said, “We turned in another strong performance in the first quarter, achieving our highest quarterly net revenues ever, with growth in both U.S. dollars and local currency across all five operating groups and all three geographic regions. Given that we recorded $5.54 billion in new bookings, our highest in seven quarters, we feel confident that we are on the right trajectory to achieve our revenue goal for the year.
“We grew revenues while keeping our costs in line, resulting in a 90-basis-point expansion of our operating margin on an options-adjusted basis. We paid our first cash dividend and continued to return cash to shareholders through share repurchases. Our balance sheet continues to be strong, and we generated $290 million in free cash flow. We continue to build momentum and are well-positioned to meet our business and financial objectives for the full fiscal year.”
Financial Highlights
As of Sept. 1, 2005, Accenture began expensing stock options and employee stock purchase plans in accordance with SFAS 123R. Therefore, in addition to providing year-over-year GAAP comparisons, the company is presenting results for the first quarter of fiscal 2005 on an options-adjusted basis to provide meaningful comparisons on relevant metrics.
▪	Revenues before reimbursements (“net revenues”) were $4.17 billion, compared with $3.73 billion for the first quarter of fiscal 2005, an increase of 12 percent in both U.S. dollars and local currency. Net revenues were the highest for any quarter in the company’s history, with new records for both consulting and outsourcing:
–	Consulting net revenues were $2.58 billion, or 62 percent of net revenues, an increase of 8 percent in U.S. dollars and 9 percent in local currency.

–	Outsourcing net revenues were $1.59 billion, or 38 percent of net revenues, an increase of 18 percent in both U.S. dollars and local currency.

▪	Diluted EPS were $0.36, compared with $0.30 on an options-adjusted basis for the first quarter of fiscal 2005, an increase of 20 percent.

▪	Operating income increased 20 percent to $513 million, or 12.3 percent of net revenues, compared with $427 million, or 11.4 percent of net revenues, on an options-adjusted basis for the first quarter of fiscal 2005.

▪	New bookings totaled $5.54 billion, representing the highest quarterly bookings in seven quarters. Consulting accounted for $2.78 billion, or 50 percent, of new bookings and outsourcing accounted for $2.76 billion, or 50 percent, of new bookings.
Financial Review
GAAP diluted EPS for the first quarter of fiscal 2006 were $0.36, compared with GAAP diluted EPS of $0.32 for the first quarter of fiscal 2005. EPS of $0.36 for the first quarter of fiscal 2006 represents a 20 percent year-over-year increase compared with options-adjusted EPS of $0.30 for the first quarter of fiscal 2005. The adjusted EPS for the first quarter of fiscal 2005 reflects an incremental options and employee stock purchase plan expense of $32 million, or $0.02 in EPS.
GAAP operating income for the first quarter of fiscal 2006 was $513 million, or 12.3 percent of net revenues, an increase of 12 percent over GAAP operating income of $458 million, or 12.3 percent of net revenues, in the first quarter of fiscal 2005. On an options-adjusted basis, operating income for the first quarter of fiscal 2005 was $427 million, or 11.4 percent of net revenues.
GAAP operating margin of 12.3 percent for the first quarter of fiscal 2006 represents a 90 basis-point increase over the options-adjusted operating margin of 11.4 percent for the first quarter of fiscal 2005.
Gross margin (gross profit as a percentage of net revenues) was 31.7 percent, compared with 32.6 percent for the first quarter of fiscal 2005 on a GAAP basis and 31.8 percent for the first quarter of 2005 on an options-adjusted basis.
Selling, general and administrative (“SG&A”) costs were $802 million, or 19.2 percent of net revenues, compared with $750 million, or 20.1 percent of net revenues, for the first quarter last year. As a percentage of net revenues, SG&A costs for the first quarter of fiscal 2006 decreased 100 basis points from options-adjusted SG&A costs of $752 million, or 20.2 percent of net revenues, for the same period last year.
The company’s effective tax rate for the first quarter of fiscal 2006 was 37.4 percent.
Income before minority interest for the first quarter was $328 million, compared with $320 million for the same period in fiscal 2005 on a GAAP basis and $297 million on an options-adjusted basis.

For the three months ended Nov. 30, 2005, operating cash flow was $368 million, and property and equipment additions were $78 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $290 million.
Accenture’s total cash balance at Nov. 30, 2005 was $1.69 billion, compared with $2.27 billion at Nov. 30, 2004 and $2.48 billion at Aug. 31, 2005. The decrease in the company’s cash balance since Aug. 31 is due principally to its share repurchases and payment of its first-ever cash dividend in the first quarter. Cash combined with $462 million of fixed-income securities classified as investments on the company’s balance sheet was $2.15 billion at Nov. 30, 2005, compared with $3.21 billion at Nov. 30, 2004 and $3.18 billion at Aug. 31, 2005. Total debt at Nov. 30, 2005 was $54 million.
Net Revenues by Operating Group
All five operating groups achieved revenue growth in both U.S. dollars and local currency. Net revenues were as follows:
▪	Communications & High Tech: $1.05 billion, compared with $973 million for the first quarter of fiscal 2005, an increase of 8 percent in both U.S. dollars and local currency.

▪	Financial Services: $855 million, compared with $807 million for the year-ago period, an increase of 6 percent in U.S. dollars and 7 percent in local currency.

▪	Government: $598 million, compared with $524 million for the year-ago period, an increase of 14 percent in U.S. dollars and 15 percent in local currency.

▪	Products: $1.02 billion, compared with $862 million for the year-ago period, an increase of 18 percent in U.S. dollars and 19 percent in local currency. This was the first time that net revenues in Products exceeded $1 billion in a quarter.

▪	Resources: $650 million, compared with $564 million for the year-ago period, an increase of 15 percent in U.S. dollars and 14 percent in local currency.
Net Revenues by Geographic Region
Accenture grew net revenues in all three geographic regions in both U.S. dollars and local currency. Net revenues were as follows:
▪	Americas: $1.86 billion, compared with $1.55 billion for the first quarter of fiscal 2005, an increase of 19 percent in U.S. dollars and 18 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $2.01 billion, compared with $1.91 billion for the year-ago period, an increase of 5 percent in U.S. dollars and 7 percent in local currency.

▪	Asia Pacific: $303 million, compared with $267 million for the year-ago period, an increase of 14 percent in U.S. dollars and 13 in local currency.

Share Repurchase Activity
During the first quarter of fiscal 2006, Accenture repurchased or redeemed a total of 52.2 million shares for a total of $1.15 billion, which included $1.00 billion for 46.4 million shares repurchased or redeemed at a discount.
At Nov. 30, 2005, Accenture had $1.3 billion of share repurchase authority remaining.
Business Outlook
Second Quarter Fiscal 2006
For the second quarter of fiscal 2006, ending Feb. 28, 2006, Accenture expects net revenues to be in the range of $4.00 billion to $4.15 billion and GAAP diluted EPS to be in the range of $0.33 to $0.35.
Full Fiscal Year 2006
For the full fiscal year 2006, Accenture continues to expect net revenue growth of 9 percent to 12 percent in local currency.
Adjusting for an aggregate $0.07 benefit from the discounted repurchase or redemption of 46.4 million shares in the first quarter, the company now expects GAAP diluted EPS for the full fiscal year to be in the range of $1.52 to $1.57. This represents 19 percent to 23 percent EPS growth over the comparable 2005 options-adjusted baseline of $1.28.
Accenture continues to expect operating cash flow for the full fiscal year to be in the range of $2.00 billion to $2.20 billion; property and equipment additions to be $450 million; and free cash flow to be in the range of $1.55 billion to $1.75 billion. The company also continues to expect the annual effective tax rate to be in the range of 35 percent to 38 percent. Accenture continues to target new bookings in the range of $19 billion to $21 billion for the full fiscal year.
Conference Call and Webcast Details
Accenture will host a conference call at 4:30 p.m. EST today to discuss its first-quarter fiscal 2006 financial results. To participate, please dial +1 (800) 230-1092 [+1 (612) 288-0329 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture website at www.accenture.com.
A replay of the conference call will be available online at www.accenture.com and via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 807195 from 9:45 p.m. EST Thursday, Jan. 5 through 11:59 p.m. EST Thursday, Jan. 19.

About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With more than 126,000 people in 48 countries, the company generated net revenues of US$15.55 billion for the fiscal year ended Aug. 31, 2005. Its home page is www.accenture.com.
Forward-Looking Statements
This news release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.
Non-GAAP Financial Information
This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Accenture discloses free cash flow (defined as operating cash flow net of property and equipment additions) and certain additional information regarding operating income and earnings per share for fiscal 2005. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
###
Contact:
Roxanne Taylor
Accenture
+1 (917) 452 5106
roxanne.taylor@accenture.com

ACCENTURE LTD
CONSOLIDATED INCOME STATEMENTS
For the Three Months Ended November 30, 2005 and 2004
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	2005		2004
		% of Net		% of Net
		Revenues		Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$4,169,475	100%	$3,730,355	100%
Reimbursements	373,541		341,017

Revenues	4,543,016		4,071,372
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	2,849,167	68.3%	2,515,439	67.4%
Reimbursable expenses	373,541		341,017

Cost of services	3,222,708		2,856,456
Sales and marketing	408,602	9.8%	358,943	9.6%
General and administrative costs	393,766	9.4%	390,815	10.5%
Reorganization costs	5,384		7,008

Total operating expenses	4,030,460		3,613,222

OPERATING INCOME	512,556	12.3%	458,150	12.3%
Gain on investments, net	1,438		14,540
Interest income	30,353		20,121
Interest expense	(4,685)		(6,316)
Other expense	(15,947)		(2,327)

INCOME BEFORE INCOME TAXES	523,715	12.6%	484,168	13.0%
Provision for income taxes	195,869		164,617

INCOME BEFORE MINORITY INTEREST	327,846	7.9%	319,551	8.6%
Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(110,136)		(121,681)
Minority interest – other (1)	(2,770)		(1,597)

NET INCOME	$214,940	5.2%	$196,273	5.3%

CALCULATION OF EARNINGS PER SHARE:
Net income	$214,940		$196,273
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	110,136		121,681

Net income for diluted earnings per share calculation	$325,076		$317,954

EARNINGS PER SHARE:
- Basic	$0.37		$0.33

- Diluted	$0.36		$0.32

WEIGHTED AVERAGE SHARES:
- Basic	586,267,569		590,029,649
- Diluted	913,640,289		980,623,940
Cash Dividends Per Share	$0.30		$—

(1)	Minority interest – other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares, on a one-for-one basis.

ACCENTURE LTD
RECONCILIATION OF CONSOLIDATED INCOME STATEMENT, AS REPORTED (GAAP),
TO CONSOLIDATED INCOME STATEMENT ON AN OPTIONS-ADJUSTED BASIS
For the Three Months Ended November 30, 2004
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	As Reported		Options-	% of Net
	(GAAP)	Adjustments(3)	Adjusted	Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$3,730,355	—	$3,730,355	100%
Reimbursements	341,017	—	341,017

Revenues	4,071,372	—	4,071,372
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	2,515,439	29,483	2,544,922	68.2%
Reimbursable expenses	341,017	—	341,017

Cost of services	2,856,456	29,483	2,885,939
Sales and marketing	358,943	788	359,731	9.7%
General and administrative costs	390,815	1,261	392,076	10.5%
Reorganization costs	7,008	—	7,008

Total operating expenses	3,613,222	31,532	3,644,754

OPERATING INCOME	458,150	(31,532)	426,618	11.4%
Gain on investments, net	14,540	—	14,540
Interest income	20,121	—	20,121
Interest expense	(6,316)	—	(6,316)
Other expense	(2,327)	—	(2,327)

INCOME BEFORE INCOME TAXES	484,168	(31,532)	452,636	12.1%
Provision for income taxes	164,617	(9,460)	155,157

INCOME BEFORE MINORITY INTEREST	319,551	(22,072)	297,479	8.0%
Minority interest in Accenture SCA and Accenture Canada Holdings Inc.	(121,681)	8,447	(113,234)
Minority interest – other (1)	(1,597)	—	(1,597)

NET INCOME	$196,273	$(13,625)	$182,648	4.9%

CALCULATION OF EARNINGS PER SHARE:
Net income	$196,273		$182,648
Minority interest in Accenture SCA and Accenture Canada Holdings Inc. (2)	121,681		113,234

Net income for diluted earnings per share calculation	$317,954		$295,882

EARNINGS PER SHARE:
- Basic	$0.33		$0.31

- Diluted	$0.32		$0.30

WEIGHTED AVERAGE SHARES:
- Basic	590,029,649		590,029,649
- Diluted	980,623,940		980,623,940

(1)	Minority interest – other is comprised primarily of minority interest attributable to the minority shareholders of Avanade, Inc.

(2)	Diluted earnings per share assumes the redemption and exchange of all Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, respectively, for Accenture Ltd Class A common shares, on a one-for-one basis.

(3)	Adjustments represent the estimated amounts that Accenture would have incurred if it had expensed employee stock options and employee share purchase plans for the three months ended November 30, 2004.

ACCENTURE LTD
SUMMARY OF REVENUES
For the Three Months Ended November 30, 2005 and 2004
(In thousands of U.S. dollars)
(Unaudited)

					Percent
			Percent	Percent	of Total
			Increase	Increase	Fiscal 2006
	2005	2004	US $	Local Currency	Net Revenues
OPERATING GROUPS
Communications & High Tech	$1,047,541	$972,931	8%	8%	25%
Financial Services	854,872	806,693	6%	7%	21%
Government	598,119	523,803	14%	15%	14%
Products	1,017,035	862,198	18%	19%	24%
Resources	650,286	564,392	15%	14%	16%
Other	1,622	338	n/m	n/m	—

TOTAL Net Revenues	4,169,475	3,730,355	12%	12%	100%

Reimbursements	373,541	341,017	10%

TOTAL REVENUES	$4,543,016	$4,071,372	12%

GEOGRAPHY
Americas	$1,855,490	$1,554,334	19%	18%	45%
EMEA	2,010,669	1,909,113	5%	7%	48%
Asia Pacific	303,316	266,908	14%	13%	7%

TOTAL Net Revenues	4,169,475	3,730,355	12%	12%	100%

Reimbursements	373,541	341,017	10%

TOTAL REVENUES	$4,543,016	$4,071,372	12%

TYPE OF WORK
Consulting	$2,576,639	$2,384,932	8%	9%	62%
Outsourcing	1,592,836	1,345,423	18%	18%	38%

TOTAL Net Revenues	4,169,475	3,730,355	12%	12%	100%

Reimbursements	373,541	341,017	10%

TOTAL REVENUES	$4,543,016	$4,071,372	12%

n/m =	not meaningful

ACCENTURE LTD
OPERATING INCOME BY OPERATING GROUP (OG)
For the Three Months Ended November 30, 2005 and 2004
(In thousands of U.S. dollars)
(Unaudited)

	Operating Income as Reported
	2005		2004
		Percent of		Percent of
	Operating	OG Net	Operating	OG Net	Increase (Decrease)
Operating Groups	Income	Revenues	Income	Revenues	US$	Percent
Communications & High Tech	$172,306	16%	$149,329	15%	$22,977	15%
Financial Services	81,603	10%	95,426	12%	(13,823)	(14%)
Government	61,622	10%	46,267	9%	15,355	33%
Products	117,733	12%	85,868	10%	31,865	37%
Resources	79,292	12%	81,260	14%	(1,968)	(2%)

Total	$512,556	12.3%	$458,150	12.3%	$54,406	11.9%

	Operating Income on an Options-Adjusted Basis (1)
	2005		2004
		Percent of	Options-Adjusted	Percent of
	Operating	OG Net	Operating	OG Net	Increase (Decrease)
Operating Groups	Income	Revenues	Income	Revenues	US$	Percent
Communications & High Tech	$172,306	16%	$141,868	15%	$30,438	21%
Financial Services	81,603	10%	88,085	11%	(6,482)	(7%)
Government	61,622	10%	41,832	8%	19,790	47%
Products	117,733	12%	78,488	9%	39,245	50%
Resources	79,292	12%	76,345	14%	2,947	4%

Total	$512,556	12.3%	$426,618	11.4%	$85,938	20.1%

(1)	Accenture estimates that if it had expensed employee stock options and employee share purchase plans for the three months ended November 30, 2004, the related pre-tax expense would have been $31,532, allocated to the operating groups in the following amounts: $7,461 to Communications & High Tech; $7,341 to Financial Services; $4,435 to Government; $7,380 to Products; and $4,915 to Resources. Operating income for the three months ended November 30, 2005 already includes the expense related to employee stock options and employee share purchase plans.

ACCENTURE LTD
CONSOLIDATED BALANCE SHEETS
November 30, 2005 and August 31, 2005
(In thousands of U.S. dollars)

	November 30,	August 31,
	2005	2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,685,997	$2,483,990
Short-term investments	280,647	463,460
Receivables from clients, net	1,878,071	1,752,937
Unbilled services	1,408,368	1,353,676
Other current assets	594,776	631,204

Total current assets	5,847,859	6,685,267

NON-CURRENT ASSETS:
Unbilled services	484,922	472,430
Investments	209,417	262,873
Property and equipment, net	694,452	693,710
Other non-current assets	886,530	843,072

Total non-current assets	2,275,321	2,272,085

TOTAL ASSETS	$8,123,180	$8,957,352

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$22,514	$31,072
Accounts payable	774,376	807,317
Deferred revenues	1,295,793	1,284,303
Accrued payroll and related benefits	1,315,420	1,430,998
Other accrued liabilities	1,513,458	1,308,699

Total current liabilities	4,921,561	4,862,389

NON-CURRENT LIABILITIES:
Long-term debt	31,202	44,116
Other non-current liabilities	1,391,993	1,372,974

Total non-current liabilities	1,423,195	1,417,090

MINORITY INTEREST	612,959	980,959

EQUITY:
Total Shareholders’ equity	1,165,465	1,696,914

TOTAL LIABILITIES AND EQUITY	$8,123,180	$8,957,352